Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (Parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2008 Financial Results
Dallas, Texas – September 8, 2008 – PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2008.
On August 15, 2008, Peerless Mfg. Co. completed a holding company reorganization in which Peerless became a wholly owned subsidiary of PMFG, Inc. Shareholders of Peerless received two shares of common stock of PMFG for each outstanding share of common stock of Peerless held prior to the reorganization. As a result, the reorganization also had the effect of a two-for-one stock split. The Company’s business, operations and management did not change as a result of this reorganization. Share and per share amounts for all financial periods presented in this press release have been retroactively adjusted to give effect to the reorganization, including the two-for-one exchange of PMFG common stock for Peerless common stock.
On April 30, 2008, the Company acquired Nitram Energy, Inc. and since the date of acquisition has included Nitram’s financial results, including purchase accounting adjustments, in the Company’s results for the fourth quarter and fiscal year 2008.
Fourth Quarter Fiscal Year 2008
Revenues for the fourth quarter of fiscal year 2008 were $40.9 million, an increase of $14.7 million, or 56.1%, compared to revenues of $26.2 million for the fourth quarter of fiscal year 2007. Net loss for the fourth quarter of fiscal year 2008 was $1.4 million, or ($0.11) per diluted share, a decrease of $5.4 million, or $0.42 per diluted share, compared to net earnings of $4.0 million, or $0.31 per diluted share, for the fourth quarter of fiscal year 2007.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.4 million and $4.8 million in fair value adjustments related to backlog and inventory acquired, respectively. Also during the fourth quarter, the Company recorded as part of cost of goods sold $2.7 million of backlog amortization expense and an additional $2.3 million of expense related to the fair value inventory adjustment. The remaining balance of the backlog intangible asset and the fair value adjustment related to inventory acquired will be expensed over an estimated remaining life of six months. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $1.9 million, or $0.15 per diluted share, for the fourth quarter of fiscal year 2008. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2007, the Company sold its former headquarters facility and recorded a $3.5 million pre-tax gain that was classified as part of operating income. The gain on this sale, net of tax, increased fourth quarter of fiscal year 2007 net earnings by $2.3 million, or $0.18 per diluted share. Net earnings for the fourth quarter of fiscal year 2007, on a non-GAAP basis excluding the gain, net of tax, on the headquarters sale, were $1.7 million, or $0.13 per diluted share.
Fiscal Year 2008
Revenues for fiscal year 2008 were $140.5 million, an increase of $65.4 million, or 87.1%, compared to revenues of $75.1 million for fiscal year 2007. Net earnings for fiscal year 2008 were $8.4 million, or $0.64 per diluted share, an increase of $2.5 million, or $0.18 per diluted share, compared to net earnings of $5.9 million, or $0.46 per diluted share, for fiscal year 2007.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory described above, the Company would have recorded net earnings of $11.7 million, or $0.89 per diluted share, for fiscal year 2008. Net earnings for fiscal year 2007, on a non-GAAP basis excluding the gain on the sale of the Company’s former headquarters facility described above, were $3.6 million, or $0.28 per diluted share.
Separation/Filtration Systems
Separation/Filtration Systems segment revenues for the fourth quarter of fiscal year 2008 were $31.2 million, an increase of $16.9 million, or 118.2%, compared to revenues of $14.3 million for the fourth quarter of fiscal year 2007. The Separation/Filtration Systems segment operating income for the fourth quarter of fiscal year 2008 was $1.7 million, a decrease of $0.2 million, compared to operating income of $1.9 million for the fourth quarter of fiscal year 2007.
Separation/Filtration Systems segment revenues for fiscal year 2008 were $79.5 million, an increase of $32.3 million, or 68.4%, compared to revenues of $47.2 million for fiscal year 2007. Separation/Filtration Systems segment operating income for fiscal year 2008 was $10.2 million, an increase of $3.6 million, compared to operating income of $6.6 million for fiscal year 2007.
Nitram’s operating results since the acquisition on April 30, 2008 are reported in the Separation/ Filtration Systems segment and include expenses of $2.7 million and $2.3 million related to fair value adjustments of Nitram’s backlog and inventory, respectively. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Separation/Filtration Systems segment would have recorded operating income of $6.7 million for the fourth quarter and $15.2 million for the fiscal year 2008.
Environmental Systems
Environmental Systems segment revenues for the fourth quarter of fiscal year 2008 were $9.7 million, a decrease of $2.2 million, or 18.5%, compared to revenues of $11.9 million for the fourth quarter of fiscal year 2007. Environmental Systems segment operating income for the fourth quarter of fiscal year 2008 was $1.4 million, a decrease of $1.3 million, compared to operating income of $2.7 million for the fourth quarter of fiscal year 2007.
Environmental Systems segment revenues for fiscal year 2008 were $61.0 million, an increase of $33.1 million, or 118.6%, compared to revenues of $27.9 million for fiscal year 2007. Environmental Systems revenues for fiscal year 2008 and fiscal year 2007 include approximately

$30.0 million and $10.0 million, respectively, from a large environmental systems order. Environmental Systems segment operating income for fiscal year 2008 was $13.8 million, an increase of $8.8 million, compared to operating income of $5.0 million for fiscal year 2007.
Financial Condition
At June 30, 2008, the Company reported $14.2 million of cash and investments, $60.0 million of debt, total assets of $166.7 million, working capital of $42.3 million and a current ratio of 1.78 to 1.0.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “We had an outstanding year in fiscal 2008. Our revenues reached $140.5 million and our net earnings were $8.4 million, or $11.7 million excluding $5.0 million of pre-tax charges against our gross margins for the purchase accounting adjustment related to Nitram’s backlog and inventory. I’m pleased with the progress we have made integrating Nitram. Both of our operating segments reported higher revenues and increased operating income for fiscal year 2008. We continue to experience strong demand for our systems and products, particularly those used in natural gas transmission and natural gas power generation, as evidenced by our $107 million backlog at June 30, 2008. Our $97 million backlog at June 30, 2007 included a $30 million environmental systems order. We believe that this strong backlog, along with the combined resources of our integrated global operations will provide us with the foundation for continued growth in fiscal year 2009.”
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2008 and the outlook for future periods, during a conference call scheduled for September 9, 2008 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 888 713 4205 (domestic) or +1 617 213 4862 (international) and entering access code 12843999, a few minutes before 10:00 a.m. ET on September 9, 2008. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PP4DYNHGA. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through September 23, 2008 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 22369309. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.

About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s recent acquisition of Nitram Energy, including the integration of Nitram’s operations with those of the Company and the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone:  (214) 353-5545
Fax:     (214) 351-4172
www.peerlessmfg.com

or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except share and per share amounts)
(Unaudited)
All share and per share amounts presented in the table below have been retroactively adjusted to give effect to the holding company reorganization completed on August 15, 2008. including the two-for-one exchange of PMFG common stock for Peerless common stock.

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Operating Results
Revenues	$40,935	$—	$40,935	$26,221	$—	$26,221
Cost of goods sold	32,877	(4,992)	27,885	17,916	—	17,916

Gross profit	8,058	4,992	13,050	8,305	—	8,305
Operating expenses	9,513	—	9,513	6,158	—	6,158
Gain on sale or property	—	—	—	3,501	3,501	—

Operating income	(1,455)	4,992	3,537	5,648	3,501	2,147
Other income (expense)	(1,043)	—	(1,043)	280	—	280
Income tax expense	1,089	(1,661)	(572)	(1,906)	(1,159)	(747)

Net earnings	$(1,409)	$3,331	$1,922	$4,022	$2,342	$1,680

Diluted earnings per share	$(0.11)	$0.25	$0.15	$0.31	$0.18	$0.13

Weighted Average Shares Outstanding
Basic	12,868	12,868	12,868	12,788	12,788	12,788
Diluted	13,159	13,159	13,159	12,948	12,948	12,948

	Twelve months ended June 30, 2008			Twelve months ended June 30, 2007
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Operating Results
Revenues	$140,496	$—	$140,496	$75,141		$75,141
Cost of goods sold	99,216	(4,992)	94,224	51,343		51,343

Gross profit	41,280	4,992	46,272	23,798		23,798
Operating expenses	29,123	—	29,123	19,048		19,048
Gain on sale or property	—	—	—	3,501	3,501	—

Operating income	12,157	4,992	17,149	8,251	3,501	4,750
Other income	366	—	366	589	—	589
Income tax expense	(4,168)	(1,661)	(5,829)	(2,928)	(1,159)	(1,769)

Net earnings	$8,355	$3,331	$11,686	$5,912	$2,342	$3,570

Diluted earnings per share	$0.64	$0.25	$0.89	$0.46	$0.18	$0.28

Weighted Average Shares Outstanding
Basic	12,836	12,836	12,836	12,685	12,685	12,685
Diluted	13,062	13,062	13,062	12,853	12,853	12,853

	2008	2007
Condensed Balance Sheet Information
Current assets	$96,946	$64,106
Non current assets	69,790	4,565

Total assets	$166,736	$68,671

Current liabilities	$54,612	$33,484
Long term debt	56,000	—
Other non current liabilities	13,193	1,650
Shareholders’ equity	42,931	33,537

Total liabilities and equity	$166,736	$68,671

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008 and the sale of our former headquarters facility in fiscal 2007. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.